Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Third Quarter 2022 Financial Results

CHICAGO—(November 9, 2022) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced its results for the third quarter ended September 30, 2022.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “Having previously made the strategic decision to limit growth in the REIT portfolio until we had sourced more accretive sources of capital, we exceeded our expectations for the third quarter, improved book value and raised our full year outlook on the strength of improved portfolio yields and a sequential reduction in expenses. The loan pipeline remains very robust, and we have been able to selectively fulfill demand through the broader Chicago Atlantic platform. With the recent increase in the REIT’s credit facility, we expect to put the additional capital to work accretively by executing on attractive pipeline opportunities that we are originating in limited-license states.”

Tony Cappell, Chief Executive Officer of Chicago Atlantic, added, “The portfolio continues to perform well in this rising rate environment with our weighted average yield increasing sequentially by 60 basis points while our collateral coverage remains strong. By focusing on vertically integrated operators with relatively lower production costs and efficient operations as well as higher retail sales per square foot, we believe we have funded borrowers who can best respond to and thrive within their individual state markets.”

Investment Activity and Portfolio Performance

●	As of September 30, 2022, total loan commitments of approximately $348.9 million ($330.4 million funded, $18.5 million unfunded) across 22 portfolio companies.

●	The portfolio’s weighted average yield to maturity was approximately 18.3% as of September 30, 2022 compared with approximately 17.7% as of June 30, 2022.

●	On November 7, 2022, Chicago Atlantic partially exercised the accordion feature of its secured revolving credit facility, increasing the size to $92.5 million and adding four new FDIC-insured financial institutions to the lending group. The credit facility matures in December 2023 with a one-year extension option, subject to customary conditions.

Third Quarter 2022 Financial Results

●	Net interest income of approximately $12.9 million, representing a sequential increase of 13.4%

●	Total expenses of approximately $2.9 million before provision for current expected credit losses, representing a sequential decrease of 1.1%

●	Net Income of approximately $9.8 million, or $0.55 per weighted average diluted common share, representing a sequential increase of 31.0%

●	Adjusted Distributable Earnings of approximately $10.3 million, or $0.58 per weighted average diluted common share, representing a sequential increase of 16.0%

●	Book value per common share of $15.23 as of September 30, 2022 compared with $15.13 as of June 30, 2022

●	As of September 30, 2022, the Company had borrowed $53.0 million on its $65.0 million secured credit facility, resulting in a leverage ratio (debt to book equity) of approximately 20.0%.

Dividends

●	On October 14, 2022, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the third quarter of 2022 to common stockholders of record on September 30, 2022.

2022 Outlook

Based on the Company’s year-to-date results and its newly expanded revolving credit facility, Chicago Atlantic increased its outlook for full year 2022:

●	Adjusted Distributable Earnings is expected to be in a range of $2.01 to $2.05 per weighted average diluted common share, compared with a previous range of $1.95 to $2.00 for full year 2022.

●	The Company’s leverage ratio (debt to book equity) is expected to be in the range of 25% to 35% by December 31, 2022.

●	The regular quarterly cash dividend amount for the fourth quarter of 2022 is expected to be consistent with the $0.47 previously declared for the third quarter which would result in a full year 2022 regular cash dividend of $1.81.

●	The Company anticipates that the current projected full year dividend would potentially require a special dividend to be declared in December 2022 to meet its 2022 taxable income distribution requirements.

This outlook does not include additional adjustments to the Prime rate subsequent to the date hereof or the impact of any unscheduled loan principal repayments. The Company only provides guidance for adjusted distributable earnings, not net income, due to the inherent difficulty in forecasting certain types of expenses that may or may not affect net income per weighted average diluted common share.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website at https://investors.refi.reit/news-events/events or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its Third Quarter 2022 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Loans held for investment	$331,075,547	$196,984,566
Current expected credit loss reserve	(1,497,933)	(134,542)
Loans held for investment, net	329,577,614	196,850,024
Cash	9,331,530	80,248,526
Interest receivable	727,279	197,735
Other receivables and assets, net	844,486	874,170
Total Assets	$340,480,909	$278,170,455

Liabilities
Revolving loan	$53,000,000	$-
Dividend payable	8,435,222	4,537,924
Interest reserve	5,625,979	6,636,553
Management and incentive fees payable	1,347,421	802,294
Related party payable	1,203,030	1,902,829
Accounts payable and other liabilities	716,463	212,887
Total Liabilities	70,328,115	14,092,487
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized at September 30, 2022 and December 31, 2021, respectively, and 17,742,915 and 17,453,553 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	176,579	173,551
Additional paid-in-capital	268,888,861	264,081,977
Accumulated earnings (deficit)	1,087,354	(177,560)
Total stockholders’ equity	270,152,794	264,077,968

Total liabilities and stockholders’ equity	$340,480,909	$278,170,455

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended	For the three months ended
	September 30, 2022	June 30, 2022
Revenue
Interest income	$13,795,097	$11,850,028
Interest expense	(861,348)	(449,556)
Net interest income	12,933,749	11,400,472

Expenses
Management and incentive fees, net	1,347,421	1,247,561
General and administrative expense	1,076,798	772,212
Organizational expense	-	-
Provision for current expected credit losses	306,885	1,045,665
Professional fees	348,785	743,670
Stock based compensation	84,891	122,525
Total expenses	3,164,780	3,936,633

Net Income before income taxes	9,768,969	7,463,839
Income tax expense	-	-
Net Income	$9,768,969	$7,463,839

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.55	$ 0.42
Diluted earnings per common share (in dollars per share)	$0.55	$ 0.42

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	17,657,913	17,657,913
Diluted weighted average shares of common stock outstanding (in shares)	17,752,290	17,752,413

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended September 30, 2022	For the three months ended June 30, 2022
Net Income	$9,768,969	$7,463,839
Adjustments to net income
Non-cash equity compensation expense	84,891	122,525
Depreciation and amortization	138,549	168,826
Provision for current expected credit losses	306,885	1,045,665
Distributable Earnings	10,299,294	8,800,855
Adjustments to Distributable Earnings
Adjusted Distributable Earnings	10,299,294	8,800,855
Basic weighted average shares of common stock outstanding (in shares)	17,657,913	17,657,913
Adjusted Distributable Earnings per Weighted Average Share	$0.58	$0.50
Diluted weighted average shares of common stock outstanding (in shares)	17,752,290	17,752,413
Adjusted Distributable Earnings per Weighted Average Share	$0.58	$0.50

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